EXHIBIT 99.1

MRU Holdings, Inc. Announces Fiscal 2007 Loan Origination Volume, Year on Year Increase of 296%

NEW YORK, NY July 24, 2007 (PRNewswire) -- MRU Holdings Inc. (NASDAQ: UNCL), a specialty finance company that provides federal and private student loans through its consumer brand MyRichUncle™, today announced strong volume growth for its fiscal year 2007.

The Company pre-released its private and federal student loan origination volume for the fiscal year ending June 30, 2007. During the second half of fiscal year 2007 the Company originated $71.9 million in student loans compared with $23.3 million in the second half of fiscal 2006, an increase of approximately 208%; and originated $154.4 million during the full fiscal year 2007 compared with $38.9 million in fiscal year 2006, an increase of approximately 296%.

“Fiscal 2007 has been an important and successful year for MRU Holdings. It has been a year filled with accomplishment of many milestones ranging from the completion of our first securitization to commencing trading on the NASDAQ Global Market,” said Vishal Garg, Co-Founder and CFO. “Our strong origination performance this year is the result of focused execution of our strategy centered on serving student needs with innovative and fairly priced financing options and delivering them directly to the consumer to maximize efficiency and customer value.

“The growth that we have achieved this year has been in spite of a difficult macroeconomic environment for financial services, particularly in the subprime mortgage arena. MRU’s core focus is on the student loan market, which has traditionally outperformed other consumer finance asset classes in poor credit and economic cycles due to the strong income characteristics and high employability of college and graduate school graduates. The strong performance of our securitization was driven partly by changing investor preferences and a flight to quality away from higher risk mortgages to other asset classes such as student loans. Within student loans, we continue to focus on providing a more competitively priced suite of private loan products to borrowers through a focus on repayment capacity along with traditional credit scoring methods. We believe this will enable MRU to achieve better portfolio performance vis-à-vis its peers in the student loan market.

From a regulatory perspective, MRU’s focus as the advocate for students coupled with its direct-to-consumer origination platform has enabled it to gain market share and visibility among students and families while shielding it from many of the dislocations from regulatory and public scrutiny around preferred lender lists and federal loan subsidies which have affected other originators. The customers that choose us do so because we have a compelling suite of competitively priced products that we deliver to them directly, and the revenues that we earn are driven by an efficient use of technology to better understand and underwrite credit within the private student loan market, not by the amount of a federal government subsidy.”

“We are pleased with the company’s performance in our fiscal year 2007. In the coming year, we will continue to leverage the strength of our model to scale origination volume and improve the efficiency of our operations to drive value for our customers and shareholders.”

About MRU Holdings, Inc.
MRU Holdings, Inc. (NASDAQ: UNCL) is a publicly traded specialty finance company that provides students with funds for higher education using a blend of current market credit practices as well as its own proprietary analytic models and decision tools. The Company has a renowned brand name "MyRichUncle™" and highly scalable origination infrastructure. The Company utilizes these assets to provide private and federal loans to students. MRU distinguishes itself from the competition as it does not take a "one-size fits all" approach to designing student loan products, allowing itself and its marketing partners to create a student loan offering that directly addresses their specific customer needs. Additional information concerning MRU Holdings is available at http://www.MRUHoldings.com.

About MyRichUncle
From its inception in 2000, MyRichUncle has been at the forefront of innovation for education finance, most recently focusing on the growth market of student loans.  Since May of 2005, MyRichUncle has originated approximately $200 million of private and federal student loans using its breakthrough underwriting platforms and innovative technology to deliver competitively priced products and services to borrowers.  In May 2006, the Company launched Preprime™, the first and only student loan that allows students to qualify for loans based on individual merit, rather than credit history alone.  In June 2006, MyRichUncle launched its Federal student loans with upfront interest rate reductions at repayment.  Dedicated to reshaping the student loan industry to function in the best interests of the students, founders Vishal Garg and Raza Khan and their team are committed to delivering the most innovative solutions for their customers. The Company and its founders have been recognized by Fast Company’s Fast 50 (2006) and listed among BusinessWeek.com’s Tech’s Best Young Entrepreneurs (2006).  For more information, visit http://www.myrichuncle.com.

Safe Harbor Statement
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The inclusion of such forward-looking information should not be regarded as a representation that the future results, plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements involve known and unknown risks and uncertainties that, if realized, could materially impair the Company’s results of operations and/or its financial condition. These forward-looking statements may be affected by the risks and uncertainties inherent in the educational finance market and in the Company’s business, as disclosed by the risk factors contained in our 10-KSB for the fiscal year ended June 30, 2006. The Company cautions that certain important factors may have affected and could in the future affect the Company's beliefs and expectations, and could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These forward-looking statements are based on our plans, estimates and expectations as of July 24, 2007 and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements as a result of developments occurring after the date of this press release.

Investor Inquiries:
Denise Gillen
Vice President of Investor Relations
212-836-4165
dgillen@mruholdings.com

Media Inquiries:
Karin Pellmann
Vice President of Public Relations
212-444-7541
kpellman@mruholdings.com

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